UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/13/2011

Interline Brands, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32380

Delaware	03-0542659
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

701 San Marco Boulevard
Jacksonville, Florida 32207

(Address of principal executive offices, including zip code)

(904) 421-1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective June 13, 2011, John M. McDonald, age 55, was named Senior Vice President, Sales of Interline Brands, Inc. ("Interline" or the "Company"), a Delaware corporation. In this role, Mr. McDonald will be an executive officer of Interline with responsibility for, and policy-making authority over, all Company sales.

Mr. McDonald joins Interline after serving as President and Chief Operating Officer of Service Brands International, a multi-concept franchisor. Prior to this, Mr. McDonald served at Kinko's as Senior Vice President of Sales, Commercial Document Solutions, as well as at FedEx Kinko's as Executive Vice President of Business Development and Sales. Earlier in his career, Mr. McDonald worked at Moore Corporation and Manpower Corporation. He has an undergraduate degree in economics from the University of Western Ontario in Toronto.

We have entered into an employment agreement with Mr. McDonald with an initial term of one year, subject to automatic one-year extensions unless prior written notice of non-extension is provided. Mr. McDonald's annual base salary is $365,000, and he is eligible to receive an annual bonus under our bonus plan. Mr. McDonald will also be eligible to receive a one-time special bonus of $35,000 in 2011 based upon achieving certain sales performance objectives. Mr. McDonald is eligible to participate in the benefits plans and arrangements generally available to our senior executives, including participation in our 2004 Equity Incentive Plan and a monthly automotive allowance. We will also reimburse his expenses in connection with his relocation to Jacksonville, Florida (subject to a maximum of $150,000). On Mr. McDonald's 91st day of employment, he will receive an award of restricted share units ("RSUs") valued at $350,000 as of the date of grant. One-quarter of the RSUs will vest on each of the second, third, fourth and fifth anniversaries of the date of grant, contingent upon his continued employment with the Company on the applicable vesting date. If his employment is terminated by us without cause, or by him for good reason (each as defined in his employment agreement), he will be entitled to receive, subject to his timely delivery of a general waiver and release, continuation of his base salary for a period of 12 months from the date of termination, continuation of his medical and dental benefits for a period of 12 months following his termination, and a pro rata bonus for the calendar year in which termination occurs. He has also agreed to a noncompetition covenant that continues until two years after his employment ends, and a nonsolicitation and nonhire covenant that continues until three years after his employment ends. A copy of the Employment Agreement is attached hereto as Exhibit 10.1.

We have also entered into a Change in Control Severance Agreement ("CIC Agreement") with Mr. McDonald, which provides that in the event that his employment is terminated by us without cause or by him for good reason (each as defined in the change in control agreement) within two years following a change in control of us, he will be entitled to receive, subject to his timely delivery of a general waiver and release, in a cash lump sum an amount equal to 1.5 times the sum of his base salary and average annual bonus, plus a pro rata target bonus for the calendar year in which termination occurs, and continuation of his medical benefits for a period of 18 months following his termination. Mr. McDonald is also subject to restrictive covenants under the CIC Agreement that are the same as those under his employment agreement. A copy of the CIC Agreement is attached hereto as Exhibit 10.2.

Mr. McDonald has no other reportable relationships with Interline or its affiliates.

As a result of Mr. McDonald assuming full policy-making authority over all Interline sales, Interline's current Vice President, Field Sales, Federico "Fred" M. Bravo, will cease to be a Section 16 executive officer of the Company. Mr. Bravo will report directly to Mr. McDonald.

Interline announced the foregoing personnel changes in a press release issued on June 13, 2011. That press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

10.1 Employment Agreement, dated June 13, 2011, by and between Interline Brands, Inc. and John M. McDonald.

10.2 Change In Control Severance Agreement, dated June 13, 2011, by and between Interline Brands, Inc. and John M. McDonald.

99.1 Press Release of Interline Brands, Inc., dated June 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interline Brands, Inc.

Date: June 13, 2011	By:	/s/ Michael Agliata
Michael Agliata
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Exhibit 10.1 Employment Agreement - John M McDonald
EX-10.2	Exhibit 10.2 Change in Control Agreement - John M McDonald
EX-99.1	Exibit 99.1 Press Release - John M McDonald